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                                                                   EXHIBIT 10.18


                                                  December 23, 1997


Price Communications Corporation
45 Rockefeller Plaza
New York, New York 10020

Gentlemen:

                I am pleased to confirm that in the event I desire to sell or otherwise transfer for value any of my shares of Series A Preferred Stock and/or Series B Preferred Stock ("Preferred Stock") of Price Communications Corporation (the "Company"), other than to a member of my family, I will give the Company at least 20 days' advance written notice of such proposed transfer, including the identity of the proposed transferee and the price and terms to be received by me in respect of such transfer. The Company shall have a right of first refusal, if desired by its Board of Directors, to purchase not less than all of the shares of Preferred Stock proposed to be transferred by me at the same price and on terms no less favorable to me than those of the proposed transfer. Such right of first refusal may be exercised by written notice to me given at or before the expiration of such 20-day period. The certificates representing shares of Preferred Stock shall be appropriately legended to reflect the provisions of this letter.

                                                  Very truly yours,



                                                  Robert Price